Assured Guaranty Ltd. Reports Results for Fourth Quarter 2014 and Full Year 2014

•
Net income was $532 million, or $3.28 per share, for fourth quarter 2014, compared with $349 million, or $1.90 per share, for fourth quarter 2013. Net income for FY 2014 was $1.1 billion, or $6.26 per share, compared with FY 2013 net income of $808 million, or $4.30 per share.

•
Operating income[1] was $81 million, or $0.50 per share, for fourth quarter 2014, compared with $134 million, or $0.73 per share, for fourth quarter 2013. Operating income for FY 2014 was $491 million, or $2.83 per share, compared with FY 2013 operating income of $609 million, or $3.25 per share.

•	PVP[1] was $54 million for fourth quarter 2014, for a FY total of $168 million, representing a 19% increase over FY 2013.

•	Share repurchases totaled $152 million, or 6.4 million shares, in fourth quarter 2014 and $590 million, or 24.4 million shares, in FY 2014.

Hamilton, Bermuda, February 25, 2015 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended December 31, 2014 (fourth quarter 2014) and the year ended December 31, 2014 (FY 2014).

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income	$532	$349	$1,088	$808
Operating income[1]	81	134	491	609

Net income per diluted share	$3.28	$1.90	$6.26	$4.30
Operating income[1] per diluted share	0.50	0.73	2.83	3.25
Diluted shares[2]	162.3	183.0	173.6	187.6

PVP[1]	$54	$67	$168	$141
Gross par written	4,467	2,865	13,171	9,350

1 Please see “Non-GAAP Financial Measures” at the end of this press release.
2 Diluted shares for generally accepted accounting principles (GAAP) net income and non-GAAP operating income were the same.

Summary Financial Results (continued)
(in millions, except per share amounts)

	As of
	December 31, 2014		December 31, 2013
	Amount	Per Share	Amount	Per Share
Shareholders' equity	$5,758	$36.37	$5,115	$28.07
Operating shareholders' equity[1]	5,933	37.48	6,164	33.83
Adjusted book value[1]	8,495	53.66	9,033	49.58

Common shares outstanding	158.3		182.2
________________________________________________

(1)	Please see “Non-GAAP Financial Measures” at the end of this press release.

“Assured Guaranty had another successful year in 2014.  We once again increased the financial strength of the company by reducing our insured exposure, increasing our statutory capital and generating strong earnings. We also grew our new business production despite a challenging low-interest-rate environment,” said Dominic Frederico, President and Chief Executive Officer.

“During the year,” he continued, “we took further steps to optimize our capital structure, including repurchasing 24.4 million common shares at an average price of $24.17 per share.  Over the last two years, we repurchased almost one-fifth of the shares outstanding at January 1, 2013.

“In December, we agreed to purchase Radian Asset Assurance Inc. for approximately $810 million. As of December 31, 2014, Radian Asset's statutory capital was approximately $1.3 billion. We look forward to closing this transaction in the first half of 2015, subject to regulatory approval."

Fourth Quarter Results

GAAP Financial Information

Net income for fourth quarter 2014 was $532 million, an increase of 52% compared with net income of $349 million for the three-month period ended December 31, 2013 (fourth quarter 2013), due primarily to larger gains in the fair value of credit derivatives. The larger gains were the result of benefits from the negotiated terminations of three credit derivative policies as part of a representations and warranties (R&W) settlement agreement, and a change in the index used to determine the fair value of certain residential mortgage-backed securities (RMBS) classes. Except for changes in economic loss development, the fair value adjustments on credit derivatives are non-economic adjustments that will reverse to zero over the remaining term of the credit derivative portfolio.

Partially offsetting these increases in pretax income were lower fair value gains on financial guaranty variable interest entities (FG VIEs), which benefited from an R&W settlement in fourth quarter 2013, realized losses on investments in fourth quarter 2014, and declines in net earned premiums.

Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	December 31,
	2014	2013
Revenues:
Net earned premiums	$158	$182
Net investment income	102	107
Net realized investment gains (losses)	(35)	29
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	3	2
Net unrealized gains (losses)	673	227
Net change in fair value of credit derivatives	676	229
Fair value gains (losses) on committed capital securities (CCS)	0	14
Fair value gains (losses) on FG VIEs	23	93
Other income (loss)	(3)	(5)
Total revenues	921	649

Expenses:
Loss and loss adjustment expenses (LAE)	72	85
Amortization of deferred acquisition costs	13	4
Interest expense	25	19
Other operating expenses	55	52
Total expenses	165	160

Income (loss) before income taxes	756	489
Provision (benefit) for income taxes	224	140
Net income (loss)	$532	$349

Economic Loss Development

Economic loss development in fourth quarter 2014 was a benefit of $2 million, which was driven primarily by R&W settlements. This was mostly offset by higher expected losses on certain Puerto Rico exposures, legacy Triple-X life insurance transactions, and a decrease in the risk free rates used to discount future losses.

Roll Forward of Net Expected Loss to be Paid (1)
(in millions)

	Net Expected Loss to be Paid as of September 30,	Economic Loss Development/	Losses	Net Expected Loss to be Paid as of December 31,
	2014	(Benefit)	(Paid)/ Recovered	2014

U.S. RMBS:
Before R&W benefit	$959	$(29)	$(29)	$901
R&W benefit	(578)	(108)	369	(317)
U.S. RMBS after R&W benefit	381	(137)	340	584
Public finance	384	70	(106)	348
Other structured finance	168	65	4	237
Total	$933	$(2)	$238	$1,169
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(1)
Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts. Economic loss development is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under GAAP.

New Business Production
New Business Production
(in millions)

	Quarter Ended December 31,
	2014		2013
	PVP(1)	Gross Par Written	PVP(1)	Gross Par Written

Public finance - U.S.	$38	$4,067	$61	$2,743
Public finance - non - U.S.	—	—	5	122
Structured finance - U.S.	16	400	1	—
Structured finance - non-U.S.	—	—	—	—
Total	$54	$4,467	$67	$2,865
________________________________________________

(1)	Please see “Non-GAAP Financial Measures” at the end of this press release.

Excluding business written related to the debt restructuring of Jefferson County, Alabama, and Harrisburg, Pennsylvania in fourth quarter 2013, U.S. public finance PVP in fourth quarter 2014 was higher than fourth quarter 2013, due primarily to increased penetration and higher market volume. In the U.S. public finance market, insurance penetration based on par sold was 5.6% in fourth quarter 2014, compared with 5.3% in fourth quarter 2013. U.S. structured finance PVP increased to $16 million in fourth quarter 2014 due primarily to a $400 million insurance reserve financing transaction for a U.S. based life insurance group.

Non-GAAP Operating Income

Non-GAAP operating income was $81 million in fourth quarter 2014, compared with operating income of $134 million in fourth quarter 2013. The decrease was due primarily to lower net earned premiums and credit derivative revenues and a higher effective tax rate, offset in part by lower loss expense. Net earned premiums and credit derivative revenues of $178 million in fourth quarter 2014 were lower compared with $222 million in fourth quarter 2013 due primarily to the scheduled amortization of the book of business and lower premium accelerations.

Loss expense declined to $52 million in fourth quarter 2014 from $67 million in fourth quarter of 2013 primarily due to an R&W settlement entered into by Assured Guaranty Municipal Corp. and Assured Guaranty Corp. in fourth quarter 2014. This was partially offset by loss expense in Assured Guaranty Re Ltd., which is in a non-taxable jurisdiction, on legacy Triple-X life insurance securitization transactions. The higher proportion of loss expense in the non-taxable jurisdiction was the driver of the increase in the effective tax rate.

Year-to-Date Results

GAAP Financial Information

Net income was $1.1 billion for FY 2014, compared with $808 million for the year ended December 31, 2013 (FY 2013). The increase in net income was due primarily to larger increases in the fair value of credit derivatives in FY 2014 as discussed in "Fourth Quarter Results" above, higher commutation gains as a result of a reassumption of a previously ceded book of business and lower loss expense. This was partially offset by lower net earned premiums as a result of lower premium accelerations and the scheduled amortization of the insured portfolio, realized losses on the investment portfolio in 2014 and lower fair value gains on FG VIEs.

Consolidated Statements of Operations (unaudited)
(in millions)

	Year Ended
	December 31,
	2014	2013
Revenues:
Net earned premiums	$570	$752
Net investment income	403	393
Net realized investment gains (losses)	(60)	52
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	23	(42)
Net unrealized gains (losses)	800	107
Net change in fair value of credit derivatives	823	65
Fair value gains (losses) on CCS	(11)	10
Fair value gains (losses) on FG VIEs	255	346
Other income (loss)	14	(10)
Total revenues	1,994	1,608

Expenses:
Loss and LAE	126	154
Amortization of deferred acquisition costs	25	12
Interest expense	92	82
Other operating expenses	220	218
Total expenses	463	466

Income (loss) before income taxes	1,531	1,142
Provision (benefit) for income taxes	443	334
Net income (loss)	$1,088	$808

Economic Loss Development

Economic loss development for FY 2014 was a benefit of $30 million, which was driven primarily by several U.S. RMBS R&W settlements, offset in part by loss development on certain Puerto Rico and Detroit exposures, losses on legacy Triple-X life insurance transactions and declines in discount rates.

Roll Forward of Net Expected Loss to be Paid
(in millions)

	Net Expected Loss to be Paid as of December 31,	Economic Loss Development/	Losses	Net Expected Loss to be Paid as of December 31,
	2013	(Benefit)	(Paid)/ Recovered	2014

U.S. RMBS:
Before R&W benefit	$1,205	$—	$(304)	$901
R&W benefit	(712)	(268)	663	(317)
U.S. RMBS after R&W benefit	493	(268)	359	584
Public finance	321	171	(144)	348
Other structured finance	168	67	2	237
Total	$982	$(30)	$217	$1,169

New Business Production

New Business Production
(in millions)

	Year Ended December 31,
	2014		2013
	PVP(1)	Gross Par Written	PVP(1)	Gross Par Written

Public finance - U.S.	$128	$12,275	$116	$8,671
Public finance - non - U.S.	7	128	18	392
Structured finance - U.S.	24	418	7	287
Structured finance - non-U.S.	9	350	—	—
Total	$168	$13,171	$141	$9,350
________________________________________________

(1)	Please see “Non-GAAP Financial Measures” at the end of this press release.

PVP increased by 19% for FY 2014, compared with FY 2013 due mainly to structured finance PVP attributable to a $400 million insurance reserve financing transaction for a U.S. based life insurance group and a $200 million diversified payment rights transaction for one of Turkey's largest banks, Türkiye Garanti Bankasıi A.Ş.

U.S. public finance PVP was 10% higher in 2014 than in 2013. In the U.S. public finance market, insurance penetration, based on par sold, was 5.9% for FY 2014, compared with 3.9% for FY 2013, with Assured Guaranty once again writing the majority of the insured par. In addition to normal new market issuances, PVP in both 2014 and 2013 includes business written related to debt restructurings.

Non-GAAP Operating Income

Non-GAAP operating income for FY 2014 was $491 million, compared with operating income for FY 2013 of $609 million. The decrease in operating income was primarily due to lower net earned premiums and credit derivative revenues, offset in part by lower loss expense, and higher commutation gains. Net earned premiums and credit derivative revenues in FY 2014 were $675 million, which is lower than FY 2013 net earned premiums and credit derivative revenues of $932 million, primarily due to the scheduled amortization of the book of business and lower premium accelerations.

Loss expense was $79 million in FY 2014 compared with $174 million in FY 2013. The decline was primarily attributable to lower loss expense on underlying RMBS exposures offset in part by higher losses on legacy Triple-X transactions in 2014 compared with 2013.

Common Share Repurchases

Throughout 2014, the Company continued to repurchase its common shares under its share authorization program as summarized in the table below. As of December 31, 2014, the remaining authorization for share repurchases was $210 million.

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount	Number of Shares	Average price per share

2013	$264	12.5	$21.12
2014 (1)	590	24.4	24.17
Cumulative as of December 31, 2014	$854	36.9	23.14
________________________________________________

(1)	Includes amounts purchased in fourth quarter 2014 of 6.4 million shares, at an average price per share of $23.83, for a total of $152 million.

Share repurchases since the beginning of 2013 contributed $0.71 to FY 2014 net income per share, and $0.32 to FY 2014 operating income per share, representing increases of almost 13% attributable to share repurchases. As of December 31, 2014, these share repurchases accounted for an increase of approximately 8% in both book value and operating shareholders' equity per share, and 12% or $5.84 in adjusted book value per share.

As in the past, the Company's capital management execution is contingent on its available free cash and capital position at the parent company, market conditions, the maintenance of its strong financial strength ratings and other factors. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.

Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	December 31, 2014	December 31, 2013
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value	$10,491	$9,711
Short-term investments, at fair value	767	904
Other invested assets	126	170
Total investment portfolio	11,384	10,785

Cash	75	184
Premiums receivable, net of commissions payable	729	876
Ceded unearned premium reserve	381	452
Deferred acquisition costs	121	124
Reinsurance recoverable on unpaid losses	78	36
Salvage and subrogation recoverable	151	174
Credit derivative assets	68	94
Deferred tax asset, net	260	688
FG VIE assets, at fair value	1,402	2,565
Other assets	276	309
Total assets	$14,925	$16,287

Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$4,261	$4,595
Loss and LAE reserve	799	592
Reinsurance balances payable, net	107	148
Long-term debt	1,303	816
Credit derivative liabilities	963	1,787
Current income tax payable	5	44
FG VIE liabilities with recourse, at fair value	1,277	1,790
FG VIE liabilities without recourse, at fair value	142	1,081
Other liabilities	310	319
Total liabilities	9,167	11,172

Shareholders' equity
Common stock	2	2
Additional paid-in capital	1,887	2,466
Retained earnings	3,494	2,482
Accumulated other comprehensive income	370	160
Deferred equity compensation	5	5
Total shareholders' equity	5,758	5,115
Total liabilities and shareholders' equity	$14,925	$16,287

Non-GAAP Financial Measures

The Company references financial measures that are not in accordance with GAAP. Management and the board of directors utilize non-GAAP financial measures in evaluating the Company's financial performance and as a basis for determining senior management incentive compensation. By providing these non-GAAP financial measures, investors, analysts and financial news reporters have access to the same information that management reviews internally. In addition, Assured Guaranty's presentation of non-GAAP financial measures is consistent with how analysts calculate their estimates of Assured Guaranty's financial results in their research reports on Assured Guaranty and with how investors, analysts and the financial news media evaluate Assured Guaranty's financial results.

The following paragraphs and tables define each non-GAAP financial measure, describe why it is useful and provides reconciliations to the most comparable GAAP financial measure. Non-GAAP financial measures should not be viewed as substitutes for their most directly comparable GAAP measures.

Operating Income

Management believes that operating income is a useful measure because it clarifies the understanding of the underwriting results of the Company's financial guaranty business, and also includes financing costs and net investment income, and enables investors and analysts to evaluate the Company's financial results as compared with the consensus analyst estimates distributed publicly by financial databases. Operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the after-tax realized gains (losses) on the Company's investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company's discretion and influenced by market opportunities, as well as the Company's tax and capital profile. Trends in the underlying profitability of the Company's business can be more clearly identified without the fluctuating effects of these transactions.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. Additionally, such adjustments present all financial guaranty contracts on a more consistent basis of accounting, whether or not they are subject to derivative accounting rules.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves. Long-dated receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period's foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

Summary Reconciliation of
GAAP Net Income to Non-GAAP Operating Income (1)
(in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income (loss)	$532	$349	$1,088	$808
Less after-tax adjustments:
Realized gains (losses) on investments	(21)	22	(34)	40
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	463	133	500	(40)
Fair value gains (losses) on CCS	0	10	(7)	7
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	(7)	3	(15)	(1)
Effect of consolidating FG VIEs	16	47	153	193
Operating income	$81	$134	$491	$609
________________________________________________

(1)	The non-GAAP financial measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

Detailed Reconciliation of GAAP Net Income
to Non-GAAP Operating Income (1)
(in millions, except per share amounts)

	Quarter Ended December 31, 2014			Quarter Ended December 31, 2013
	GAAP Income Statement Line Items As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Components	GAAP Income Statement Line Items As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Components
Revenues:
Net earned premiums	$158	$(5)	$163	$182	$(12)	$194
Net investment income	102	4	98	107	0	107
Net realized investment gains (losses)	(35)	(35)	0	29	29	0
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	3	3	—	2	2	—
Net unrealized gains (losses)	673	673	—	227	227	—
Credit derivative revenues	—	(15)	15	—	(28)	28
Net change in fair value of credit derivatives	676	661	15	229	201	28
Fair value gains (losses) on CCS	0	0	—	14	14	—
Fair value gains (losses) on FG VIEs	23	23	—	93	93	—
Other income (loss)	(3)	(5)	2	(5)	3	(8)
Total revenues	921	643	278	649	328	321

Expenses:
Loss expense:
Financial guaranty insurance	72	(9)	81	85	4	81
Credit derivatives	—	29	(29)	—	14	(14)
Amortization of deferred acquisition costs	13	—	13	4	—	4
Interest expense	25	—	25	19	—	19
Other operating expenses	55	—	55	52	—	52
Total expenses	165	20	145	160	18	142

Income (loss) before income taxes	756	623	133	489	310	179
Provision (benefit) for income taxes	224	172	52	140	95	45
Income (loss)	$532	$451	$81	$349	$215	$134

Diluted shares	162.3		162.3	183.0		183.0

Earnings per share, diluted	$3.28		$0.50	$1.90		$0.73
________________________________________________

(1)	The non-GAAP financial measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

Detailed Reconciliation of GAAP Net Income
to Non-GAAP Operating Income (1)
(in millions, except per share amounts)

	Year Ended December 31, 2014			Year Ended December 31, 2013
	GAAP Income Statement Line Items As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Components	GAAP Income Statement Line Items As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Components
Revenues:
Net earned premiums	$570	$(32)	$602	$752	$(59)	$811
Net investment income	403	7	396	393	1	392
Net realized investment gains (losses)	(60)	(63)	3	52	56	(4)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	23	23	—	(42)	(42)	—
Net unrealized gains (losses)	800	800	—	107	107	—
Credit derivative revenues	—	(73)	73	—	(121)	121
Net change in fair value of credit derivatives	823	750	73	65	(56)	121
Fair value gains (losses) on CCS	(11)	(11)	—	10	10	—
Fair value gains (losses) on FG VIEs	255	255	—	346	346	—
Other income (loss)	14	(21)	35	(10)	(7)	(3)
Total revenues	1,994	885	1,109	1,608	291	1,317

Expenses:
Loss expense:
Financial guaranty insurance	126	(30)	156	154	(21)	175
Credit derivatives	—	77	(77)	—	1	(1)
Amortization of deferred acquisition costs	25	—	25	12	—	12
Interest expense	92	—	92	82	—	82
Other operating expenses	220	—	220	218	—	218
Total expenses	463	47	416	466	(20)	486

Income (loss) before income taxes	1,531	838	693	1,142	311	831
Provision (benefit) for income taxes	443	241	202	334	112	222
Income (loss)	$1,088	$597	$491	$808	$199	$609

Diluted shares	173.6		173.6	187.6		187.6

Earnings per share, diluted	$6.26		$2.83	$4.30		$3.25
________________________________________________

(1)	The non-GAAP financial measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

Non-GAAP Loss Expense

Loss Expense Included in
Non-GAAP Operating Income
(in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

GAAP losses	$72	$85	$126	$154
Loss and LAE (FG VIEs)(1)	9	(4)	30	21
Losses incurred on credit derivatives (2)	(29)	(14)	(77)	(1)
Loss expense (benefit) included in non-GAAP operating income	$52	$67	$79	$174
________________________________________________

(1)	Represents loss and LAE that is eliminated for GAAP upon consolidation.

(2)	Represents losses incurred on credit derivatives under a present value, probability weighted insurance accounting model.

Operating Shareholders' Equity

Management believes that operating shareholders' equity is a useful measure because it presents the equity of Assured Guaranty Ltd. with all financial guaranty contracts accounted for on a more consistent basis and excludes fair value adjustments that are not expected to result in economic gain or loss. Many investors, analysts and financial news reporters use operating shareholders' equity as the principal financial measure for valuing Assured Guaranty Ltd.'s current share price or projected share price and also as the basis of their decision to recommend, buy or sell Assured Guaranty Ltd.'s common shares. Many of the Company's fixed income investors also use operating shareholders' equity to evaluate the Company's capital adequacy. Operating shareholders' equity is the basis of the calculation of adjusted book value (see below). Operating shareholders' equity is defined as shareholders' equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax unrealized gains (losses) on the Company's investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

Adjusted Book Value

Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company's in-force premiums and revenues in addition to operating shareholders' equity. The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors. Many investors, analysts and financial news reporters use adjusted book value to evaluate Assured Guaranty Ltd.'s share price and as the basis of their decision to recommend, buy or sell the Assured Guaranty Ltd. common shares. Adjusted book value is operating shareholders' equity, as defined above, further adjusted for the following:

1)	Elimination of after-tax deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)	Addition of the after-tax net present value of estimated net future credit derivative revenue. See below.

3)
Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

Net Present Value of Estimated Net Future Credit Derivative Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated credit derivative revenue. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company's credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes for contracts without expected economic losses, and is discounted at 6%. Estimated net future credit derivative revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GAAP Shareholders' Equity to
Operating Shareholders' Equity (1) and Adjusted Book Value (1)
(in millions, except per share amounts)

	As of
	December 31, 2014	December 31, 2013

Shareholders' equity	$5,758	$5,115
Less after-tax adjustments:
Effect of consolidating FG VIEs	(44)	(172)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(527)	(1,052)
Fair value gains (losses) on CCS	23	30
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	373	145
Operating shareholders' equity	5,933	6,164
After-tax adjustments:
Less: Deferred acquisition costs	156	161
Plus: Net present value of estimated net future credit derivative revenue	109	146
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	2,609	2,884
Adjusted book value	$8,495	$9,033

Shares outstanding at the end of the period	158.3	182.2

Per share:
Shareholders' equity	$36.37	$28.07
Operating shareholders' equity	37.48	33.83
Adjusted book value	53.66	49.58
________________________________________________

(1)	The non-GAAP measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right,  whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (Credit Derivative Revenues) do not adequately measure. PVP in respect of financial guaranty contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, in each case, discounted at 6%. For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at 6%, while under GAAP, these amounts are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of PVP
to Gross Written Premiums (1)
(in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Total PVP	$54	$67	$168	$141
Less: financial guaranty installment premium PVP	17	7	42	26
Total: financial guaranty upfront gross written premiums	37	60	126	115
Plus: financial guaranty installment gross written premiums and other GAAP adjustments(2)	(27)	(2)	(22)	8
Total gross written premiums	$10	$58	$104	$123
________________________________________________

(1)	The non-GAAP financial measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

(2)
Includes present value of new business on installment policies, gross written premiums adjustment on existing installment policies due to changes in assumptions, any cancellations of assumed reinsurance contracts, and other GAAP adjustments.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Thursday, February 26, 2015. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-877-281-1545 (in the U.S.) or 1-412-902-6609 (International). A replay of the call will be made available through April 25, 2015. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 10060851. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's December 31, 2014 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/investor-information/by-company/assured-guaranty-ltd, for more information on the Company's financial guaranty portfolios, investment portfolio and other items. The Company is also posting on the same page of its website:

•	“Public Finance Transactions in 4Q 2014,” which lists the U.S. public finance new issues insured by the Company in fourth quarter 2014, and

•	“Structured Finance Transactions at December 31, 2014,” which lists the Company's structured finance exposure as of that date.

In addition, the Company is posting at assuredguaranty.com/presentations the “December 31, 2014 Equity Investor Presentation.” Furthermore, the Company's separate-company subsidiary financial supplements and its Fixed Income Presentation for the current quarter will be posted on the Company's website when available. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s subsidiaries have insured; reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty's insurance; developments in the world’s financial and capital markets that adversely affect obligors’ payment rates, Assured Guaranty’s loss experience, or its exposure to refinancing risk in transactions (which could result in substantial liquidity claims on its guarantees); the possibility that budget shortfalls or other factors will result in credit losses or impairments on obligations of state and local governments that Assured Guaranty insures or reinsures; the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates; deterioration in the financial condition of Assured Guaranty’s reinsurers, the amount and timing of reinsurance recoverables actually received and the risk that reinsurers may dispute amounts owed to Assured Guaranty under its reinsurance agreements; increased competition, including from new entrants into the financial guaranty industry; rating agency action on obligors, including sovereign debtors, resulting in a reduction in the value of securities in Assured Guaranty's investment portfolio and in collateral posted by and to Assured Guaranty; the inability of Assured Guaranty to access external sources of capital on acceptable terms; changes in the world’s credit markets, segments thereof, interest rates or general economic conditions; the impact of market volatility on the mark-to-market of Assured Guaranty’s contracts written in credit default swap form; changes in applicable accounting policies or practices; changes in applicable laws or regulations, including insurance and tax laws, or other governmental actions; difficulties with the execution of Assured Guaranty’s business strategy; loss of key personnel; the effects of mergers, acquisitions and divestitures; natural or man-made catastrophes; other risks and uncertainties that have not been identified at this time; management’s response to these factors; and other risk factors identified in AGL’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of February 25, 2015, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@assuredguaranty.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@assuredguaranty.com